Exhibit 99.2

Quiksilver, Inc. and Subsidiaries

Fiscal 2014 Net Revenues on Constant Currency Continuing Category Basis (unaudited) 1,2

	Fiscal Year 2014 Quarterly Net Revenues - Continuing Categories
in $millions	Q1	Q2	Q3	Q4	FY
Americas Region, as reported	173.2	186.4	191.4	172.5	723.4
Adjusted to October 2014 Average FX Rates	-1.9	-1.5	-2.2	-0.9	-6.4
Less: Licensing Impact	-11.9	-14.0	-17.7	-7.7	-51.4

Americas Region - Constant Currency Continuing Category	159.4	171.0	171.4	163.8	665.6

Total Wholesale Channel, as reported	236.4	286.4	235.2	279.9	1,038.0
Adjusted to October 2014 Average FX Rates	-8.8	-11.4	-8.0	-4.2	-32.4
Less: Licensing Impact	-11.9	-14.0	-17.7	-7.7	-51.4

Total Wholesale Channel - Constant Currency Continuing Category	215.7	261.0	209.5	268.0	954.2

Quiksilver Brand, as reported	163.1	166.7	142.0	156.1	628.0
Adjusted to October 2014 Average FX Rates	-6.9	-7.1	-6.1	-2.8	-22.9
Less: Licensing Impact	-5.6	-6.1	-4.4	-1.0	-17.1

Quiksilver Brand - Constant Currency Continuing Category	150.6	153.5	131.5	152.4	587.9

Roxy Brand, as reported	117.3	120.2	118.5	124.2	480.1
Adjusted to October 2014 Average FX Rates	-4.4	-4.3	-4.1	-1.8	-14.6
Less: Licensing Impact	-2.8	-5.2	-7.9	-3.0	-19.0

Roxy Brand - Constant Currency Continuing Category	110.0	110.6	106.6	119.3	446.5

DC Brand, as reported	102.2	103.0	108.8	112.5	426.5
Adjusted to October 2014 Average FX Rates	-3.8	-3.9	-3.7	-1.7	-13.1
Less: Licensing Impact	-3.5	-2.6	-5.5	-3.7	-15.3

DC Brand - Constant Currency Continuing Category	94.9	96.5	99.7	107.1	398.2

Quiksilver Consolidated, as reported	392.6	397.1	380.0	400.6	1,570.4
Adjusted to October 2014 Average FX Rates	-15.8	-15.6	-14.5	-6.3	-52.3
Less: Licensing Impact	-11.9	-14.0	-17.7	-7.7	-51.4

Quiksilver Consolidated - Constant Currency Continuing Category	364.9	367.5	347.8	386.6	1,466.7

Notes:

1.	All licensing impact calculations are based on the fiscal 2014 wholesale net revenues generated from product categories that have been licensed as of December 1, 2014, and assuming that the timing of all product transitions with our licensing partners occurs as currently expected. All amounts are subject to change for any additional licensing activities subsequent to December 1, 2014.
2.	Net revenues denominated in foreign currencies are translated herein at October 2014 average exchange rates. Actual constant currency impacts for comparisons with fiscal 2015 quarterly results will be determined at each quarter’s applicable average exchange rates.